NI Holdings, Inc. Files Results for Second Quarter and Six Months 2018

FARGO, North Dakota, August 3, 2018 – NI Holdings, Inc. (NASDAQ: NODK) today reported its financial results for the quarter and six months ended June 30, 2018.

Second quarter ended June 30, 2018 compared to second quarter 2017:

•	Net income attributable to NI Holdings of $0.2 million, compared to $0.1 million for 2017.
•	Net premiums earned of $50.7 million, an 11.1% increase from 2017.
•	Loss and LAE ratio of 80.4%, compared to 79.4% for 2017.
•	Expense ratio of 23.3%, compared to 25.0% for 2017.
•	Combined ratio of 103.6%, compared to 104.4% for 2017.
•	Total equity of $259.6 million as of June 30, 2018.
•	Return on average equity of 0.4%, compared to 0.2% for 2017.
•	Earnings per share of $0.01, the same as 2017.

Six months ended June 30, 2018 compared to six months 2017:

•	Net income attributable to NI Holdings of $6.3 million, compared to $4.8 million for 2017.
•	Net premiums earned of $86.8 million, a 10.6% increase from 2017.
•	Loss and LAE ratio of 68.6%, compared to 68.8% for 2017.
•	Expense ratio of 27.3%, the same as 2017.
•	Combined ratio of 95.9%, compared to 96.1% for 2017.
•	Effective tax rate of 19.9%, compared to 30.4% for 2017.
•	Return on average equity of 5.0%, the same as 2017.
•	Earnings per share of $0.28, compared to $0.21 a year ago.

“Our second quarter results are in line with our expectations and reflect the seasonality of our business,” said Michael J. Alexander, President and CEO. “The increase in our premiums are a result of the continued growth in our policies inforce and the rate adjustments implemented to ensure that we are getting the proper premiums for the risks we are insuring. Second quarter results will generally reflect the increased frequency of weather-related losses and our estimate of the crop insurance lines of business, which put pressure on our ability to generate positive underwriting results in the quarter.”

“Although our overall loss and LAE ratio has increased slightly from a year ago, it is generally in line with our expectations for the second quarter and year-to-date loss experience. Last year, our second quarter results reflected very good Private Passenger Auto experience which was offset by higher than normal crop losses relating to the early season drought conditions in western North Dakota. This year, both our Private Passenger Auto and Crop businesses are producing results that are more in line with the long-term historical averages.”

The decrease in the effective tax rate reflects the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”). The TCJA was signed into law on December 22, 2017. In addition to other provisions, the TCJA lowered the federal corporate income tax rate from 35% to 21% effective January 1, 2018.

Earnings Conference Call

The Company will not hold an earnings conference call for second quarter 2018. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek. NI Holdings’ financial statements are the consolidated financial results of NI Holdings and Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com